CODE OF ETHICS FOR THE SCOUT INVESTMENT ADVISORS, INC. AND THE
                                UMB SCOUT FUNDS



I.    INTRODUCTION

This Code of Ethics ("Code") establishes rules that govern personal investment activities of officers, directors, and certain employees of Scout Investment Advisors, Inc. ("SIA") and the UMB Scout Funds1 ("Funds").

II.      WHO IS COVERED BY THE CODE

The Code is applicable to any affiliated person of SIA or the Funds who is defined as an Access Person pursuant to Rule 17j-1(a)(1). Access Persons shall include any director, trustee, officer, general partner, or advisory person of SIA or the Funds. Access Persons shall also include any employee of SIA or the Funds (or of any company in a control relationship to SIA or the Funds) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities2 by the Funds, or whose functions relate to the making of recommendations with respect to the purchases or sales of Covered Securities; and any natural person in a control relationship to SIA or the Funds who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Funds. For the purposes of the Code, Access Persons shall include the following subcategories:

o Portfolio Persons - Portfolio Persons are those Access Persons entrusted with direct responsibility and authority to make investment decisions affecting one or more of the Funds.
o Investment Persons - Investment Persons are those Access Persons who are traders; who provide information or advice or help execute decisions; or who, in the regular course of their duties, have knowledge of investment decisions affecting the Funds.
o Independent Directors - Independent Directors are directors/trustees of the Funds who are not an "interested person" of the Funds within the meaning of the Investment Company Act of 1940. Independent Directors are generally exempt from reporting requirements under the Code. However, if the Independent Director knew, or in the ordinary course of fulfilling his or her official duties as a Fund director/trustee, should have known that during the 15 day period immediately before or after the

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1 The UMB Scout Funds include the UMB Scout Stock Fund, UMB Scout Stock Select
Fund, UMB Scout WorldWide Fund, UMB Scout WorldWide Select Fund, UMB Scout Small Cap Fund, UMB Scout Balanced Fund, UMB Scout Energy Fund, UMB Scout Technology Fund, UMB Scout Equity Index Fund, UMB Scout Bond Fund, UMB Scout Kansas Tax-Free Bond Fund, UMB Scout Money Market Fund, UMB Scout Tax-Free Money Market Fund or any additional Funds.

2 The term "Covered Security" when used in the Code shall have the same meaning set forth in section 2(a)(36) of the Investment Company Act, except that it shall not include: (a) Direct obligations of the Government of the United States
(b) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and
(c) Shares of registered open-end mutual funds.

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      director's/trustee's transaction in a Covered Security, the
      Funds purchased or sold the Covered Security, or the Funds or its investment advisor considered purchasing the Covered Security, then the Independent Director will be considered a general Access Person for the purpose of trading that security, and subject to all reporting requirements of Access Persons.

Any Access Person for the UMB Scout Funds who is already subject to a substantially similar Code of Ethics because of their affiliation with a separate company providing services to the Funds shall not be subject to this Code of Ethics provided that the separate company furnishes the Board of Directors a written report pursuant to Rule 17j-1 (c)(2)(ii).

III.     GENERAL RULE

It shall be a violation of the Code for any Access Person in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Funds -

a)    To employ any device, scheme, or artifice to defraud the Funds;

b) To make to the Funds any untrue statement of a material fact or omit to state to the Funds a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

c) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Funds; or

d)    To engage in any manipulative practice with respect to the Funds.

Additionally, all activities relating to the Funds should be governed by the following principles:

a) The interest of the shareholders of the Funds must come first. In any decision relating to their personal investments, Access Persons covered by the Code of Ethics must avoid servicing their own personal interests ahead of the Funds' shareholders.

b) Personal Securities transactions should be conducted in accordance with this Code of Ethics and should avoid any actual or potential conflicts of interest. Access Persons covered by the Code should avoid situations involving any real or potential impropriety. It bears emphasis that technical compliance with the Code's procedures is not enough. Access Persons covered by this Code should abide by the spirit of the Code and the principles articulated herein.

c) Personnel should not take inappropriate advantage of their position. Access Persons covered by the Code should avoid any such situation that might compromise, or call into question, their exercise of fully independent judgment in the interests of the Funds' shareholders.

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All information about securities transactions by the Funds, actual or contemplated, is confidential. Access Persons must not disclose, except as required by the duties of their employment, securities transactions of the Funds, actual or contemplated, or the contents of any written or oral communication, study, report or opinion concerning any security. This does not apply to information that has already been publicly disclosed.

IV.   PERSONAL INVESTING RESTRICTIONS

The following personal investing restrictions pertain to transactions in Covered Securities in all accounts of Access Persons. For purposes of these provisions, the accounts of a person include all accounts in which the Access Person has a direct or indirect beneficial ownership3 of Covered Securities. Any questions regarding the application of the following provision may be made to the Compliance Officer.

A.    Blackout Periods
      ----------------

   1. Access Persons - Access Persons, including Investment Persons and Portfolio Persons, may not engage in buying or selling for their accounts so as to benefit from the Funds' trading positions or plans. No Access Person shall, directly or indirectly, purchase or sell any Covered Security in which he or she has or by reason of such transaction, acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such proposed purchase or sale:
o     is being considered for purchase or sale by or for the Funds;
o     is the subject of a pending buy or sell order by the Funds; or
o was purchased or sold by or considered for purchase or sale of the Funds on the same day as the proposed purchase or sale for the Access Person.

1. Investment Persons and Portfolio Persons - Investment Persons and Portfolio Persons are prohibited from executing any trades on a day during which any Fund covered by the Code, other than the UMB Scout Equity Index Fund, purchases or sells or has a pending buy or sell order in the same security.

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3 "Beneficial ownership" includes ownership of a security in which the Access
Person has a direct or indirect pecuniary interest. A direct pecuniary interest is the opportunity, directly or indirectly, to profit, or to share the profit, from the transaction. An indirect pecuniary interest is any nondirect financial interest, but is specifically defined in the rules to include securities held by members of the employee's immediate family sharing the same household; securities held by other relatives whose investments the employee directs or controls, whether the person lives with the employee or not, as well as accounts of another person (individual, partner, corporation, trust, custodian, or other entity) if by reason of contract, understanding, relationship, agreement or other arrangement the employee obtains or may obtain therefrom a direct or indirect pecuniary interest; securities held by a partnership of which the employee is the general partner; securities held by a trust of which the employee is the settlor if the employee can revoke the trust, or a beneficiary if the employee has or shares investment control with the trustee; and equity securities which may be acquired upon exercise of an option or other right through conversion. A person does not derive a direct or indirect pecuniary interest by virtue of serving as a trustee or executor unless the person or a member of the person's immediate family has a vested interest in the income or corpus of the trust or estate. Questions regarding beneficial ownership should be directed to the Compliance Officer.

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2.    Portfolio Persons - Portfolio Persons are prohibited from engaging in a securities transaction in a Covered Security during the period 7 calendar days before and after the day on which the Fund such Portfolio Person manages purchases or sells that same security.

B.    Preclearance of Trades
      ----------------------

   Portfolio Persons and Investment Persons must pre-clear all transactions for their accounts in Covered Securities with the SIA Compliance Officer ("Compliance Officer"). Requests for approval must be submitted to the Compliance Officer by e-mail or on the prescribed form. Once the Compliance Officer has authorized the transaction, the Portfolio Person or Investment Person has five business days to execute the transaction.

C.    Initial Public Offerings4
      ------------------------

   Access Persons who are not Independent Directors shall not purchase any securities in an initial public offering.

D.    Limited Offerings5
      -----------------

   Access Persons who are not Independent Directors must receive prior approval from the Compliance Officer before directly or indirectly acquiring beneficial ownership in any security in a Limited Offering. The Compliance Officer shall review the transaction to determine that the investment is not an undisclosed reward for directing business to SIA or the Funds and that the Access Person is not misappropriating an opportunity that should have been offered to the Funds. Any such investment by the Compliance Officer must receive the prior approval of an individual independent of the compliance function.

E.    Gifts
      -----

   Access Persons are prohibited from receiving any gift or other thing of more than $100 value from any person or entity that does business with or on behalf of SIA or the Funds. Cash must never be accepted.


F.    Service as a Director
      ---------------------

   Access Persons, other than Independent Directors, are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization from the Board of

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4"Initial Public Offering" means an offering of securities registered under the
Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.
5 "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.


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   Directors of SIA. Authorization to serve on the board of directors of publicly traded companies will be based upon a determination that board service would not be inconsistent with the interests of SIA or of the Funds and their shareholders.

G.        Margin Account
          --------------

   Access Persons, other than Independent Directors, are prohibited from having an account at another financial institution in which marketable securities are used as collateral for a loan used to purchase other marketable securites including options and futures. You may, however, use such loan proceeds from such an account for other purposes. Exceptions to this rule, including participation in a commodity "hedge account" as a grower of crops, require advance written approval of a member of the UMBF Executive Committee.

H.       Communications with Public
         --------------------------

   Access Persons, other than Independent Directors, are prohibited from providing investment or economic commentary via any form of mass media, including but not limited to newspapers, magazines, newsletters, books, television, radio, or the internet, without the prior written consent of the Chairman or President of Scout Investment Advisors, Inc. In no event shall any Access Person use any form of mass media or develop a personal web site to provide investment advice

V.    EXEMPT TRANSACTIONS

The restrictions of Section IV of the Code shall not apply to the following transactions, provided, however, all transactions adhere to the general fiduciary principles set forth in Section III:

1. Purchases or sales effected in any account over which the Access Person has no direct or indirect control.

2. Purchase or sales of securities which are non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transactions.

3. Purchases which are part of an issuer's automatic dividend reinvestment plan.

4. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from issuer, and sales of such rights are so acquired.

5. Securities transactions in stocks of companies with market capitalization of $50 Billion or more at the time of purchase or sale, but these securities are still subject to all reporting requirements set forth in
      Section VI.

6. Securities issued by any company included in the Standard and Poor 500 Index, but these securities are still subject to all reporting requirements set forth in Section VI.

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7.    U.S. Government agency securities, but these securities are still subject to all reporting requirements set forth in Section VI.

8. Exchange Traded Funds, but these securities are still subject to all reporting requirements set forth in Section VI.

9. Purchases or sales that receive prior approval from the Compliance Officer because they present no discernible potential for abuse.

VI.   REPORTING REQUIREMENTS

The Compliance Officer will notify every Access Person of their responsibility to provide the following reports:

A. Initial Holdings Report
   -----------------------

   No later than 10 days after an individual becomes an Access Person other than an Independent Director, the Access Person shall file with the Compliance Officer or the Compliance Officer's designee a report, using the prescribed form, showing:

o The title, number of shares and principal amount of each Covered Security in which the person had any direct or indirect beneficial ownership at the time they became an Access Person.
o The name of any broker, dealer or bank with whom the person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person.
o      The date that the report is submitted by the Access Person.

B. Quarterly Transaction Reports
   -----------------------------

   No later than 10 days after the end of a calendar quarter, Access Persons, other than Independent Directors, must file a quarterly transaction report. The report must be filed with the Compliance Officer or the Compliance Officer's designee using the prescribed form showing with respect to any transaction in a Covered Security in which the Access Person had a direct or indirect beneficial ownership:

o The date of the transaction, the title, the interest rate and maturity date (if applicable) the name of the issuer, and number of shares and the principal amount of the security involved;
o The nature of the transaction i.e., purchase, sale, or any other type of acquisition or disposition;
o     The price at which the transaction was effected;
o The name of the broker, dealer, or bank with or through whom the transaction was effected; and

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o     The date that the report is submitted by the Access Person.

The quarterly transaction report shall also include with respect to any account established by an Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

o The name of the broker, dealer or bank with whom the Access Person established the account;
o     The date the account was established;
o     The date that the report is submitted by the Access Person.

C. Annual Holdings Reports
   -----------------------

   Access Persons, other than Independent Directors, shall file no later than 30 days after calendar year end an annual holdings report, using the prescribed form, showing:

o The title, number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect beneficial ownership;
o The name of any broker, dealer or bank with whom the Access Person maintains any account in which any securities are held for the direct or indirect benefit of the Access Person;
o     The date the report is submitted by the Access Person.

D. Duplicate  Statements
   ---------------------

   Access Persons must instruct any brokers, dealers, or banks with whom they maintain an account holding Covered Securities to provide duplicate statements to :

   Sunstone Financial Group, Inc.
   Attn. Legal & Compliance Department
   803 West Michigan, Suite A
   Milwaukee, WI 53233

VII.  COMPLIANCE PROCEDURES

A. List of "Access Persons"
   ------------------------

   The Compliance Officer shall determine whether individuals are "Access Persons" subject to this Code and whether the Access Persons would be further classified as Investment Persons or Portfolio Person. The Compliance Officer shall maintain a list of all Access Persons and their classification. The Compliance Officer shall also be responsible for notifying all Access Persons of their reporting obligations.

B. Review of Reports
   -----------------

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   The Compliance Officer will review the Initial Holdings Reports, Quarterly
   Transaction Reports, and Annual Holdings Reports. The Compliance Officer will review the trades and holdings of the Access Persons against the trades of the UMB Scout Funds to determine if there are any apparent violations of the Code. The Compliance Officer shall have his/her reports and transactions reviewed by another independent of the Compliance function. The Compliance Officer will promptly notify the SIA Board of Directors of any apparent violations of the code. Material violations of the Code shall be reported to the Funds Board of Directors/Trustees.

C. Violations of the Code of Ethics
   --------------------------------

   The SIA Board of Directors will be responsible for determining the sanctions, if any, for violation of the Code of Ethics. Sanctions may include, but are not limited to, termination of employment, suspension, imposition of a fine, and/or disgorgement of profits made from fraudulent activities.

D. Quarterly Report to the Funds' Board of Directors/Trustees
   ----------------------------------------------------------

   The Compliance Officers for the Advisor, Sub-Advisor and Distributor shall prepare a written report to the Funds' Board of Directors/Trustees describing issues under the Code of Ethics since the last report, including, but not limited to, information about material violations of the Code, sanctions imposed in response to such violations, changes made to the Code or procedures, and any proposed or recommended changes to the Code and procedures. The report shall also certify that procedures to prevent Access Persons from violating the Code are in place and effective.

E. Retention of Records
   --------------------

   The Compliance Officer shall maintain the following records:

o A copy of each Code of Ethics which is, or at any time during the past five years has been, in effect.

o Records of any violation of the Code of Ethics, and of any action taken as a result of such violation occurring during the five years before the current fiscal year.

o Copies of each report made by an Access Person made during the five years before the current fiscal year.

o A list of all persons who are, or within the past five years have been, required to make Quarterly Transaction Reports, and a list of all persons responsible for reviewing such reports.

o Copies of all reports made to the Funds Board of Directors during the past five years.

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o     A record of any decision, and the reasons supporting the decision, to approve the acquisition by any Access Person of a Limited Offering or exception as authorized under Section V (7).

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